Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-101601 and No. 333-135960 on Form S-8 of CTI Group (Holdings) Inc. and its subsidiaries of our report dated March 31, 2008 appearing in this Annual Report on Form 10-KSB of CTI Group (Holdings) Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Indianapolis, IN
March 28, 2008

72